Exhibit 99.1

FOR IMMEDIATE RELEASE

Elvictor Group Announces Approval of Reverse Stock Split

ATTIKI, Greece–March 18, 2026. Elvictor Group Inc. (OTC: ELVG) (“Elvictor” or the “Company”), a leader in maritime recruitment and crew management, today announced that its Board of Directors and stockholders holding a majority of the Company’s voting power have approved a reverse stock split of the Company’s common stock at a ratio of 1-for-500.

The reverse stock split was approved by written consent of stockholders representing approximately 90.3% of the Company’s voting power and will be affected without a stockholder meeting.

Upon effectiveness, every 500 of shares issued and outstanding common stock will be combined into one share, reducing the number of outstanding shares from approximately 414.4 million to approximately 0.83 million. The number of authorized shares will remain unchanged. The Company’s trading symbol will remain unchanged, although on the OTCID a “D” will be temporarily appended as the fifth character on the trading symbol for 20 business days with March 17, 2026 as the first business day with the D added and with day 20, April 14, 2025, as the last business day the D will be added.   This is a standard procedure for all reverse stock splits to notify the market of a capital change.

No fractional shares will be issued in connection with the reverse stock split, and any fractional interests will be rounded up to the nearest whole share.

The reverse split is expected to become effective following the required notice period and regulatory processing, including filings with the State of Nevada and FINRA.

The Company expects the reverse stock split to support a higher per-share trading price, and planned uplisting strategy.

Konstantinos S. Galanakis, CEO of Elvictor Group Inc. commented: “This reverse stock split is a key step in our strategy to satisfy the quantitative listing requirements of a national securities exchange. We believe this move will better position the Company to attract a broader range of investors as we continue to execute our growth plan.”

About Elvictor Group, Inc.

Elvictor Group, Inc. (OTCID: ELVG) is transforming the fragmented maritime industry through its fully digitalized crew and ship management platform designed to enhance operational efficiency and reduce costs. With a strategic focus on AI-driven workforce solutions, M&A-driven expansion, and cost-efficient vessel ownership, Elvictor is ushering in a new era of transparency in the shipping industry. For more information, visit: https://www.elvictorgroup.com, and follow us on LinkedIn.

Investor and Media Contact:

Investor Relations

Jonathan.Paterson@harbor-access.com

Tel +1 475 477 9401

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, as to the accuracy, completeness, or updated status of such statements. Therefore, in no case whatsoever will the Company and its affiliates be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or for any related damages.